Exhibit 10.10

INDENTURE OF LEASE

by and between

RIVERTECH ASSOCIATES EE, LLC

(“LESSOR”)

and

ESSENTIENT, INC.

(“LESSEE”)

RIVERSIDE TECHNOLOGY CENTER

840 Memorial Drive
Cambridge, Massachusetts

RIVERSIDE TECHNOLOGY CENTER

COMMERCIAL LEASE

BETWEEN RIVERTECH ASSOCIATES H, LLC

AND

ESSENTBENT, INC.

Agreement entered into this 28th day of December, 2010 in consideration of the covenants and other benefits herein contained the receipt and sufficiency of said consideration being hereby acknowledged.

Rivertech Associates II, LLC, a Massachusetts limited liability corporation, c/o The Abbey Group, 575 Boylston Street, Boston, MA 02116 (herein “LESSOR”), does hereby lease to and Essentient, Inc., a Delaware limited liability company duly qualified to conduct business in Massachusetts, having its current principal place of business at c/o Flagship Ventures, One memorial Drive Cambridge, Massachusetts (herein “LESSEE”), does hereby lease from said LESSOR, certain space located at 840 Memorial Drive, Cambridge, Massachusetts (herein “Building’’) being that portion of the third (3rd) floor of the Building consisting of approximately 10,500 rentable square feet of space, and that portion of the garage level of the Building consisting of approximately 25 rentable square feet of space, for a combination of approximately 10,525 rentable square feet of space, all as shown on Exhibit A attached hereto (herein, “Lease Plan”) and all comprising the “Leased Premises” or “Premises” hereunder; with the right in common with others in the Building to use such common areas of the Building and the property on which the Building is located as are designated by the LESSOR, from time to time including but not limited to the third floor common lavatories; shared loading dock; shared passenger and freight elevators; and common stairways, corridors, walkways, driveways and lobbies and shared conduits, chases, and mechanical, electrical and telecommunications closets.

1.             Lease Term.  LESSOR shall deliver the Leased Premises to the LESSEE vacant but with LESSOR’s Build-Out (as defined in Section 32) substantially completed in a turnkey condition as set forth in Section 32 hereof, and with prior delivery of an environmental exit report to LESSEE as contemplated in Section 26 hereof Delivery of the Leased Premises to the LESSEE is targeted for that date which is forty five (45) days from the date this Lease is fully executed by both parties (the “Lease Execution Date”) subject to the provisions below. The actual date of delivery is referred to herein as the “Delivery Date”.

LESSEE leases the Leased Premises for an original Term consisting of an “Interim Period (as defined below) and thereafter running thirty six (36) consecutive months (herein, “Lease Term”).  The Term of the Lease shall begin on the Delivery Date.

LESSEE shall have the right of early access to the intended laboratory portion of the Leased Premises to perform LESSEE’S work therein as set forth in Section 32, approximately twenty one (21) days prior to the actual Delivery Date, upon written notice from LESSOR.  The portion of the calendar month between the beginning of the Term and the first day of the next calendar month (if the beginning of the Term occurs other than on the 1st of a month) is referred to herein as the “Interim Period”, with the first day of said next calendar month being the “Commencement Date”.  Therefore, with Interim Period, the Term shall end on the last day of the calendar month which is thirty six (36) full months from the Commencement Date, referred to herein as the “Termination Date”.  The first Lease Year shall begin on the Commencement Date, and each successive Lease Year shall be the next twelve full month period after the end of the First Lease Year.  By way of illustration, if the Interim Period starts on the Delivery Date of January 15,2011 then: (i) the Commencement Date shall be February 1,2011; (iii) the First Lease Year shall begin on February 1, 2011 and shall conclude on January 31,2012; the Second Lease Year shall begin on February 1, 2012 and conclude on January 31,2013; the Third Lease Year shall begin on February 1, 2013 and conclude on January 31,2014; and the Termination Date would be January 31,2014.

LESSOR agrees to use commercially reasonable efforts to substantially complete LESSOR’S Build-Out on or before that date which is 45 days from the Lease Execution Date, but LESSOR shall incur no liability, nor shall there be any abatement of Annual Base Rent or other payments due hereunder, if the Delivery Date occurs subsequent to said target date; provided, however, that in the event that the Delivery Date (as defined in Section 32) has not occurred for whatever reason on or before that date which is ninety (90) days from the Lease Execution Date, (the “Outside Termination Date”), then LESSEE shall have the right to terminate this Lease by written notice to LESSOR delivered within 15 business days after the Outside Termination Date, and in such event the Lease shall be deemed to be terminated if the Delivery Date has not occurred by the end of that fifteen (15) day period (absent separate written agreement of the parties). Notwithstanding the Delivery Date or subsequent Commencement Date as contemplated in Section 1 hereof, this Lease shall take effect and be binding upon the parties hereto as of its execution.

The Term may be extended as contemplated by Section 33 hereof.

2.             Annual Base Rent and Additional Rent.  Subject to the provisions hereof, commencing on the Delivery Date, LESSEE shall pay to LESSOR an Annual Base Rent pursuant to the schedule below during each Lease Year (or portion thereof as the case may be) of the Term hereof, (herein, “Annual Base Rent”).  Annual Base Rent shall be payable in advance, in equal monthly installments, due on the first day of each calendar month, pursuant to the schedule below.

LESSEE’S first payment of Annual Base Rent for the first month of the First Lease Year and LESSEE’S payment of Annual Base Rent for the Interim Period (if any), which shall be calculated by multiplying the number of days in the Interim Period (i.e. starting with the beginning of the Term through the last day of the month prior to the Commencement Date by an applicable per diem rate (reflecting Annual Base Rent for the First Lease Year on an annualized basis) shall both be due on the Delivery Date.

All payments of Annual Base Rent (and any Additional Rent or other sums due LESSOR) shall be made to LESSOR at 575 Boylston Street, Boston, Massachusetts 02116 or to such other agent or at such other place as LESSOR may designate in writing.  The covenants to pay all Annual

Base Rent and all Additional Rent hereunder (collectively, “Rent”) shall be independent from any and all other covenants of LESSOR to LESSEE hereunder; and all Rent shall be promptly paid when due stated hereunder.

LESSEE shall pay interest from the date due, at annual rate of twelve (12%) percent of any installments of Annual Base Rent, or Additional Rent or other payments which are not received by LESSOR within ten days after written notice from LESSOR that any such Rent was not received.

SCHEDULE OF ANNUAL BASE RENT

Lease Year	Annual Base Rent	Monthly Installment

First Lease Year	$373,637.50	$31,136.46

Second Lease Year	$442,050.00	$36,837.50

Third Lease Year	$457,837.50	$38,153.13

This Lease is intended to be a triple net lease, and as such LESSEE shall also be responsible for payment of its pro rata share of Operating Expenses (see Section 3 herein), real estate taxes (see Section 4 herein) and utilities (see Section 7 herein), all in accordance with the terms and conditions herein.  All payments due to LESSOR hereunder in addition to those under Section 2 shall be deemed to be “Additional Rent”.  All LESSEE’S obligations to pay any Annual Base Rent or Additional Rent hereunder shall be independent covenants from any other obligations under this Lease.

LESSEE’S allocable pro rata share is 8.13% (the LESSEE’S “Allocable Percentage”) as that concept is applicable and used herein, which figure is derived by dividing the rentable area of the Leased Premises (10,525) by the total rentable area of the Building (129,470)

3.             Additional Rent (Operating Expenses).  LESSEE, in addition to the sums payable to LESSOR as Annual Base Rent as determined in Section 2 hereof shall pay to LESSOR for each year (or portion thereof, as applicable) of the Lease Term, as Additional Rent, LESSEE’S Allocable Percentage of any and all Operating Expenses attributable to the

Building for said year of the Lease Term (herein, “Additional Operating Expense Rent”).  Operating Expenses as set forth in Exhibit B hereto (provided for illustration) are the unaudited expenses for calendar year 2009.  Actual Operating Expenses will be subject to change based on actual costs and expenses incurred for each of the categorized Exhibit B costs and expenses actually incurred in 2010 and for each subsequent calendar year during the Lease Term and through any Extended Term.

“Operating Expenses” means the costs incurred by the LESSOR in connection with the operation, management and maintenance of the Building.”  Operating Expenses” shall not include the following: the costs of LESSEE’S or any other tenant’s improvements and services for which LESSEE or any tenant directly reimburses LESSOR, or pays third persons at

LESSOR’S directions; Taxes and any income, excise, transfer or franchise taxes of the LESSOR; the costs incurred in any rehabilitation, reconstruction or other work occasioned by any insured casualty (i.e. as to which LESSOR is required to carry insurance hereunder), or by the exercise of the right of eminent domain (except to the extent of any so-called “deductible” amount under policies of insurance or any costs actually incurred for which any insurance company does not reimburse or compensate LESSOR or Owner); depreciation or interest payments on the Building; general corporate overhead of the LESSOR entity; expenses incurred in any direct dispute with any particular tenant (other than those incurred which are of benefit to or protect the rights of other tenants in the Building, generally); costs of renovations to vacant or other tenants’ spaces; costs of capital improvements to the Building its systems and appurtenances (but this exclusion shall not be deemed to cover maintenance, repairs or replacements other than to cure any outstanding present building code violations which shall be excluded), and any rental payments for equipment which, if purchased, would be excluded as a capital improvement under generally accepted accounting standards in LESSOR’S reasonable judgment; brokerage and advertising costs in seeking or leasing to new tenants; and penalties incurred due to LESSOR’S violation or any violation of any government order; any ground or underlying lease rental; bad debt expenses and interest, principal, points and fees on debts or amortization on any mortgage or other debt instrument encumbering the Building or the property; costs arising from LESSOR’S charitable or political contributions; costs of selling, syndicating, financing, mortgaging or hypothecating any of LESSOR’S interest in the Building; management fees paid or charged by LESSOR in connection with the management of the Building other than a management fee based on five (5%) percent of income which is the management fee uniformly and customarily charged to other tenants in the Building by LESSOR; costs and expenses (including taxes) to operate the parking garage, valet and other parking services for the Building, and any replacement garages or parking facilities and any shuttle services as may be placed in service, including any capital improvements to the parking areas; and remediation of hazardous materials in the Building or on the land parcels on which it is located.

LESSEE shall pay its Allocable Percentage of Additional Operating Expense Rent to LESSOR based on a prospective annual schedule prepared by the LESSOR, in monthly increments based on said schedule, with each monthly payment of Annual Base Rent due hereunder.  LESSOR, at its discretion, may assess LESSEE for any extraordinary item of cost or expense “which may actually occur as a direct result of LESSEE’S own distinct uses or activities which shall be itemized, invoiced separately, and paid by LESSEE within thirty (30) days of its receipt of the invoice.  Within one hundred twenty (120) days of the close of each calendar year, LESSOR shall adjust the prior year’s schedule of Additional Operating Expense Rent to account for actual and properly accrued costs, expenses, and liabilities, and shall issue LESSEE a refund or deficiency statement for that year, as appropriate (the “Operating Statement”).  LESSEE shall pay any deficiency shown thereon within thirty (30) days of its receipt of said Operating Statement.  Any rebates due LESSEE (not contested by LESSOR) shall, in LESSOR’S reasonable discretion, be credited toward current monthly Additional Operating Expense Rent or paid to LESSEE within thirty (30) days.

4.             Additional Rent (Real Estate Taxes).  LESSEE, in addition to the sums payable to LESSOR as Annual Base Rent as determined in Section 2 hereof, shall pay to LESSOR for each year (or portion thereof, as applicable) of the Lease Term, as Additional Rent, LESSEE’S Allocable Percentage of all sums attributable to the municipal real estate taxes on the Building and land on which it is situated (‘Taxes) allocable to said year) (herein the “Additional Real Estate Tax Rent”.

Notwithstanding the foregoing, LESSOR shall be under no obligation to file for any abatement of taxes for FY 2011 or any other fiscal year, and LESSEE shall pay all amounts as invoiced by LESSOR, receiving a rebate based on its Allocable Percentage only if an abatement is sought and received by LESSOR.

LESSEE shall pay its Allocable Percentage of Additional Real Estate Tax Rent to LESSOR based on a prospective annual schedule prepared by the LESSOR, in monthly increments based on said schedule, with each monthly payment of Annual Base Rent due hereunder.  Within one hundred twenty (120) days of the close of each tax year, LESSOR shall adjust the prior year’s schedule of Additional Real Estate Tax Rent to account for actual and properly accrued costs, expenses, and liabilities, and shall issue LESSEE a refund or deficiency statement for that year, as appropriate.  LESSEE shall pay any deficiency shown thereon within thirty (30) days of its receipt of said Operating Statement.  Any rebates due LESSEE (not contested by LESSOR) shall, in LESSOR’S reasonable discretion, be credited toward current monthly Additional Real Estate Tax Rent or paid to LESSEE within thirty (30) days.

LESSOR shall keep complete books and records regarding Operating Expenses and Taxes at LESSOR’S principal offices, as to which LESSEE shall be given access as contemplated below during LESSOR’S normal business hours for the purpose of reviewing and copying (at LESSEE’S expense).  LESSOR shall retain all records of Operating Expenses and Taxes for at least three (3) years.  LESSEE shall have the right to audit the applicable records of LESSOR to confirm that the charges billed to LESSEE under Sections 3 and 4 above are proper and conform to the provisions of such Sections.  Such right shall be exercisable by LESSEE within three (3) months after LESSEE’S receipt of LESSOR’S Operating Statement for the subject Lease Year.  LESSOR shall cooperate with LESSEE in providing LESSEE reasonable access to LESSOR’S books and records during normal business hours to enable LESSEE to audit LESSOR’S books and records as they relate to any costs or expenses passed through to LESSEE pursuant to any provisions of this Lease.  If the audit discloses any overpayment on the part of LESSEE, then LESSEE shall be entitled to a credit on the next succeeding installment of Rent for an amount equal to the overcharge plus interest on the amount of such overcharge from the date on which same was paid by LESSEE until the date refunded by LESSOR at the prime rate then published in The Wall Street Journal, and such credit shall be extended to succeeding installments of Rent in the event such overcharge exceeds the amount of the next succeeding such installment and, in the event the term of this Lease has expired or been earlier terminated, then LESSEE shall be entitled to a refund of such excess from LESSOR within thirty (30) days after such date or expiration or earlier termination. If the audit discloses any undercharge or underpayment on the part of LESSEE, then LESSOR shall be entitled payment of that difference, to be paid with the next succeeding installment of Rent, in the amount equal to the undercharge or underpayment.

5.             Security Deposit.  Within three (3) business days after full execution and delivery of this Lease by both parties hereof, LESSEE shall post with LESSOR (and maintain at all times during the Original and Extended term, if any), a Security Deposit in the amount of One Hundred Forty One Thousand Five Hundred Two and 66/100 ($ 141,502.66) Dollars (the “Security Deposit Amount”) as described below; which shall be held as security for LESSEE’S performance as herein provided, to be returned to LESSEE at the end of this Lease Term (as maybe earlier terminated or extended), unless applied by LESSOR prior thereto in the event of any uncured default by LESSEE hereunder beyond applicable notice and cure periods. Failure to deliver the Security Deposit shall result in automatic termination of this Lease, time being of the essence.

The Security Deposit Amount shall be delivered to LESSOR, as set form above, either by:

(a)                                 bank check (which sum, plus any interest thereon, LESSOR shall be entitled to commingle and use with LESSOR’S own funds); or

(b)                                 irrevocable stand-by Letter of Credit, substantially in the form attached hereto as Exhibit C from a commercial bank in Massachusetts reasonably acceptable to LESSOR

If available to LESSEE, the Letter of Credit shall be the full term of this Lease.  However, the Letter of Credit may be written on an annual basis with a provision that it may be drawn upon if LESSEE fails to provide a renewal or replacement therefor forty-five (45) days prior to the expiration of the then existing Letter of Credit.

The Letter of Credit shall: (i) name LESSOR as beneficiary; (ii) be cancelable only with a minimum 30 days prior notice to LESSOR; and (iii) be substantially in the form attached hereto as Exhibit C and in all respects in form and substance reasonably satisfactory to LESSOR

LESSOR, reserves the right, at any time at which the LESSOR has reasonable grounds to question the economic viability of the bank issuing the then existing Letter of Credit to require that the original Letter of Credit be replaced by another Letter of Credit issued by another commercial bank reasonably acceptable to LESSOR LESSEE shall be required to make its substitution within fifteen (15) days from receipt of LESSOR’S notice.  Failure to provide said replacement Letter of Credit shall entitle LESSOR to draw on the existing Letter of Credit and hold the cash proceeds thereof as the Security Deposit hereunder.

LESSOR agrees that it shall not draw on the Security Deposit Amount hereunder except to the extent necessary to cure a default beyond applicable notice and cure periods of LESSEE hereunder, or upon failure to LESSEE to tender a replacement or renewal Letter of Credit as contemplated above.  LESSOR agrees that it shall deliver the Security Deposit to any successor in interest to LESSOR’S rights hereunder.

Provided LESSEE has not previously defaulted during the Term, then on the first anniversary of the Commencement Date, the Security Deposit Amount shall be reduced for the remainder of the Term to One Hundred Six Thousand One Hundred Twenty Six 98/100 ($ 106,126.98) Dollars and LESSEE will either receive a remittance from the LESSOR (if the Security Deposit Amount is held in cash) or LESSEE shall deliver a replacement Letter of Credit in that amount (if the Security Deposit is held in that form).

6.             Use of Leased Premises.  LESSEE shall use the leased premises for general office, research and development and laboratory use, and any other use ancillary thereto only (the “Permitted Uses”), which uses LESSOR warrants and represents are currently allowed under local zoning regulations (subject to compliance with federal, state and municipal safety, healthy, building, and sanitary codes), and any encumbrance and restrictive instruments and agreements affecting the Building.  Notwithstanding the foregoing, the portion of the Leased Premises located in the garage level will be used only for LESSEE’S acid neutralization room.  LESSEE will use the Leased Premises in a safe manner and will not do or permit any act or thing which is contrary to any legal or insurance requirement referred to in Section 17 hereof or which constitutes a risk to the safety, health or well-being of other lessees in the Building, or the community, or creates a public or private nuisance or waste.

LESSEE shall not be entitled, for research or testing purposes, to bring any animals (including without limitation laboratory mice, rats or other mammals or primates, reptiles or aquatic life); micro-organisms; or bacteriological, biological, or pathological agents; (collectively, ‘biological Items”) into the Building or the Leased Premises without prior written notice to LESSOR and LESSOR’S express written consent; which consent shall not be unreasonably withheld, conditioned or delayed.  LESSEE, at its sole cost and expense, shall comply with all applicable local, state and federal governmental statutes, regulations, rulings and orders applicable thereto (including procuring any required permits or authorizations) as to any of the foregoing Biological Items allowed under this Section 6.  LESSOR may condition its consent to the presence of such animals based on quantity, type, arrangements for storage, sanitation, transportation, and other physical and logistical considerations as LESSOR may reasonably determine in each instance and from time to time as circumstances may require.  Notwithstanding any provision to the contrary herein, LESSOR hereby consents and agrees that LESSEE may keep the ‘Permitted Items” described on Exhibit E hereto at the Leased Premises and utilize them for the Permitted Uses hereunder, provided however, such consent by LESSOR does not relieve LESSEE, from identifying, procuring in advance, and maintaining any and all municipal, state and federal permits or authorizations therefor (including without limitation the transport, storage and handling thereof), which shall be LESSEE’S sole responsibility and the absence of which shall not in manner abrogate this Lease or reduce any of LESSEE’S obligations to pay all Rent due hereunder or otherwise perform hereunder. Any material additions or changes to the Permitted Items shown on Exhibit E shall require LESSOR’S further consent per the standards set forth above in this Section 6 and upon the giving of such further consent Exhibit E shall be deemed to be amended accordingly.  LESSEE hereby indemnifies and holds harmless LESSOR from and against any and all damages, liabilities, claims, demands, actions or other losses arising from LESSEE’S non-compliance with this clause, except to the extent the same results or arises from the negligence or willful misconduct of LESSOR.

To the extent LESSEE requires additional space for the proper handling of its hazardous materials, then upon LESSEE’S request LESSOR shall provide LESSEE with the option to occupy such separately demised space in the basement of the Building for such purpose, in and AS/IS condition and without representation or warranty by LESSOR of any kind or nature, whereupon an amendment will be executed to this Lease adding the rentable square footage of such additional space to this Lease with adjustment for Annual Base Rent and all Additional Rent at the rates hereunder, and all other calculations (e.g. Percentage Interest) hereunder, to reflect the addition of such space. LESSEE shall be under no obligation to accept such space, and LESSOR shall be under no obligation to offer such space more than once.  If LESSEE requests such space, LESSOR shall provide LESSEE with the keys or access cards for such space.

LESSEE shall have access to the Leased Premises for LESSEE’S use seven days per week and twenty four hours per day for each day of the Term, subject to the provisions of Section 7 hereof relative to overtime heat and air-conditioning.  LESSEE shall keep the Leased Premises and adjacent areas in a clean and good condition equivalent to the standards reasonably set by LESSOR for the Building, reasonable wear and tear and casualty excepted.  LESSEE shall be solely responsible to provide its own cleaning and janitorial services to the Leased Premises, at its sole cost and expense.

LESSEE shall be responsible for its own cleaning of the Leased Premises, and the prompt and proper disposal of all garbage, refuse, debris and other waste as mandated by reasonable and uniform Building regulations.  LESSOR shall provide and maintain a trash dumpster and/or compactor at the Building loading dock, for the non-exclusive use of all tenants for disposal of non-hazardous/non controlled materials and substances.  LESSEE may, but shall not be obligated to implement a recycling program, but its implementation, maintenance, or operation shall be without any cost or expense to

LESSOR or any other tenants of the Building.  LESSOR is not obligated to coordinate any such program in any respect

7.             Utilities.  LESSOR shall provide to the Leased Premises and also to the common areas and facilities which LESSEE enjoys the right to use in accordance with standards reasonably determined by LESSOR for the Building and set forth herein, the following services: (1) hot and cold running water from points of supply to the water faucets or taps in the Leased Premises for use by LESSEE, the cost of which shall be paid by LESSEE per the readings of the existing submeter for the Leased Premises; (2) heat and air conditioning (as applicable) during Normal Business Hours (and at such other times requested by LESSEE in accordance with the provisions of this Section 7 set forth below), as to which LESSEE controls and maintains the system servicing its laboratory space within the Leased Premises, and LESSOR controls and maintains the system servicing the office space within the Leased Premises; (3) ventilation and exhaust, and electricity (payable by LESSEE), sufficient for the Permitted Uses as they are generally stated; (4) maintenance and repair of the Building, Premises and Common Areas as set forth in Section 11 below; and (5) elevator service; (items (1) through (5) above are collectively referred to herein as “Services”). “Normal Business Hours” shall mean 8 AM to 6 PM Monday through Friday, except for the following holidays, only: Thanksgiving Day, Christmas Day, New Years Day, Memorial Day, Fourth of July Day, and Labor Day.

Electrical service to the Premises consists of 250 Amp 480/277V power, of which there is 150 Amp 120/208v transformed power.  These are supplied via one 480/277v panel and three 120/208v panels in the electrical room within the Premises, In addition, there is a 50 Amp 120/208v gas powered backup generator on the roof which supplies emergency power to several locations within the Premises.  There is approximately 3,200 square feet in the main lab area with 8 foot 9 inch ceiling height, which is approximately 28,000 cubic feet.  Three air changes per hour (ACH) would necessitate 84,000 cfh (cubic feet per hour) / 60 minutes = 1,400 cfm (cubic feet per minute).  This system provides approximately 800 cfm exhaust to the fume hood and approximately 600 cfm of additional general exhaust to the main lab as part of the Landlord’s balancing.

Notwithstanding the foregoing, LESSEE shall pay all charges for electricity used on the Leased Premises per the existing submeter for the Leased Premises as set forth below.  LESSOR shall provide monthly estimates of use that are based upon actual use for the prior year (i.e. the estimates to be reset annually), to be confirmed by periodic check meter readings for the Leased Premises itself (with the actual numbers to be “trued-up” at least annually).  LESSEE shall pay for such electrical charges upon receipt of its monthly invoice from LESSOR, to be rendered and paid based on those estimates within thirty (30) days of LESSEE’S receipt of the invoice.  Within one hundred twenty (120) days of the close of each calendar year, LESSOR shall adjust the LESSEE’S prior year’s electrical payments to account for the actual and properly accrued charges reflective of the actual check meter readings for such year, and shall issue LESSEE a refund or deficiency statement for that year, as appropriate.  LESSEE shall pay any deficiency shown thereon within thirty (30) days of its receipt of said invoice.  Any rebates due

LESSEE (not contested by LESSOR) shall be credited toward then current monthly electrical charge invoices or paid to LESSEE within thirty (30) days.

LESSOR shall maintain (a) an average temperature in the useable common areas of the Building generally between 60 degrees Fahrenheit and 80 degrees Fahrenheit at all times, and (b) an average temperature in the office portions of the Leased Premises generally between 65 degrees Fahrenheit and 75 degree Fahrenheit during Normal Business Hours (the “HVAC Criteria”).  LESSEE hereby acknowledges mat LESSEE controls the temperature in its own laboratory spaces; there shall be no requirement for LESSOR to maintain the foregoing standards with respect thereto; and LESSOR shall not be responsible for coordination of the relative temperatures within the Leased Premises or the balancing of the HVAC systems servicing the Leased Premises, given LESSEE’S control over such laboratory spaces; provided, however, that LESSOR shall be responsible for providing electricity and water to the HVAC equipment serving the laboratory spaces 24-hours per day, 7 days per week, such usual and customary electrical capacity and water volume to be in same quantities as are sufficient for the average office/laboratory tenant in the building without regard to any special requirements or specialized equipment (it being LESSEE’S responsibility to make separate arrangements with LESSOR, at LESSEE’S cost and expense, for any greater or more intense requirements). At any time, upon no less than forty eight (48) hours prior notice by LESSEE, LESSOR shall make available overtime heat and air-conditioning to LESSEE at the Premises in accordance with clause (b) of the HVAC criteria, and LESSEE shall pay as additional rent, overtime heat and air-conditioning for the office portions of the Leased Premises as maybe requested by LESSEE for the Leased Premises on the basis of $ 150.00 per zone per hour (subject to increase by the same percentage amount by which the standard electric rates are increased), as billed by LESSOR. LESSEE shall give LESSOR forty eight (48) hours prior notice of any requirements for specialized overtime heating and air-conditioning.  LESSOR shall not be liable to LESSEE for any interruption, interference, damage or loss to LESSEE’S research or experimentation occasioned as a result of any failure in the heating, ventilation, air conditioning, or electrical services or other utilities servicing the Building or the Leased Premises.  No plumbing or electrical work of any type shall be done without LESSOR’S approval which approval shall not be unreasonably withheld or delayed, and, if applicable, the appropriate municipal permit and/or inspector’s approval.  Water for domestic type sanitary purposes (only) shall be supplied at LESSOR’S expense.  There shall be separately metered and separately paid for by LESSEE, non-potable laboratory water and water for other particularized uses in the Leased Premises.

An “Abatement Event” shall be defined as an event or circumstance (other than those addressed in Section 18, and subject to Section 27 herein) that prevents LESSEE from using the Premises or any portion thereof, as a result of any failure to provide Services or access to the Premises.  LESSEE shall give LESSOR notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Annual Base Rent and LESSEE’S other monetary obligations to LESSOR hereunder shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that LESSEE continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that LESSEE is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that LESSEE is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow LESSEE to effectively conduct its business therein, and if LESSEE does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which LESSEE is so prevented from effectively conducting its business therein, Annual Base Rent and LESSEE’S other monetary obligations to LESSOR hereunder shall be abated entirely for such time as LESSEE continues to be so prevented from using, and does not use, the Premises. The term “Eligibility Period” shall mean a period of three (3) consecutive days after LESSOR’S receipt of any Abatement Notice(s).  In addition, if an Abatement Event continues for sixty (60) consecutive days after any Abatement Notice, LESSEE may terminate this Lease by written notice to LESSOR at any time prior to the date such Abatement Event is cured by LESSOR.

8.             Compliance with Laws.  LESSEE acknowledges that no trade, occupation, or activity shall be conducted in the Leased Premises or use made thereof which will be unlawful, improper, noisy or offensive, or contrary to any federal or state law or administrative regulations, or any municipal ordinance or regulations in force at any time in Cambridge.  LESSEE shall keep all employees working in the Leased Premises covered with Worker’s Compensation Insurance, as applicable.  Specifically, LESSEE shall be responsible for causing the Premises and any work conducted therein to be in full compliance with the Occupational Safety and Health Act of 1970 and any amendments thereto.  LESSEE shall strictly adhere to any and all federal, state, and municipal laws, ordinances, and regulations governing the use of LESSEE’S laboratory scientific experimentation.  LESSEE shall be solely responsible for procuring and complying at all times with any and all necessary permits directly relating or incident to: the conduct of its office and research activities on the Premises; its scientific experimentation on the Premises; any transportation; storage; handling; use and disposal of any low level radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials.  LESSEE shall immediately give notice to LESSOR of any warnings or violations relative to the above received from any federal, state, or municipal agency or by any Court of Law, and shall immediately cure the conditions causing any such violations; and LESSOR shall permit LESSEE to cure said harm or hazard prior to any active intervention by LESSOR (except where such intervention is necessitated by the emergency nature of the harm or hazard; or where the harm or hazard impairs the value of the Building, (directly or as collateral on any debt); interests with any other tenant’s rights; or is required by any governmental agency or authority.

LESSEE shall fully indemnify and hold harmless in all respects LESSOR from any and all claims, demands, losses, liabilities, and damages (including all necessary and reasonable expenses for contractors, consultants, environmental engineers, attorneys, and other professionals utilized by LESSOR to evaluate and remediate any hazard or harm caused by LESSEE and which LESSEE has failed to cure; and further including any and all fines or fees assessed by any governmental agency relative to any hazard or harm), directly arising from the conduct of its research on the Leased Premises (especially relating to research involving hazardous substances), or LESSEE’S obligations and responsibilities as set forth above and herein, and excepting liability for any claims and damages resulting from the acts or negligence of LESSOR or its agents or employees.

Notwithstanding the foregoing or any other provision of this Lease, however, LESSEE shall not be responsible for compliance with any such laws, regulations, or the like requiring (i) structural repairs or modifications or (ii) repairs or modifications to the base Building utilities running to the Leased Premises or (iii) installation of new Building service equipment, such as fire detection or suppression equipment, unless such repairs, modifications, or installations shall be due to LESSEE’S particular manner or intensity of use of the Leased Premises (in contrast to the general office/laboratory use allowed under the Permitted Uses), or LESSEE’S negligence or willful misconduct or that of its employees, agents or independent contractors.

9.             Fire and General Insurance Requirements.  LESSEE shall not permit any use of the Leased Premises which will make voidable, increase any premium, or decrease any insurance on the Building and property of which the Leased Premises are a part, or on the contents of said Building, or which shall be contrary to any law, regulation, or order from time to time to established or issued by the local Fire Department, or any similar body, or any restriction contained in any of LESSOR’S insurance policies as to the Building and property provided, however that LESSOR hereby represents and warrants that the Permitted Uses contemplated hereunder shall not violate any of the foregoing regulations or restrictions as of the Delivery Date. LESSEE shall, on demand, reimburse LESSOR all extra insurance premiums caused by LESSEE’S particular use of the Leased Premises (as opposed to Permitted Uses generally).  LESSEE shall pay LESSOR if LESSOR incurs any extraordinary costs or expenses to maintain the Leased Premises or any Building equipment servicing the same incurred as a direct result of LESSEE’S vacating the Leased Premises or allowing the same to remain unoccupied for any extended periods of time during the Lease Term.

10.          Maintenance of Leased Premises.  LESSOR shall be responsible for all exterior and structural maintenance of the Leased Premises (including without limitation exterior plate glass), the maintenance and repair of the Building, including without limitation the roof and foundation of the Building of which the Leased Premises are a part, and for the maintenance, repair and replacement of all common areas serving the Premises and LESSOR’S heating and cooling equipment, doors, locks, plumbing, and electrical wiring, and other Building systems serving the Premises and common areas of the Building; except for damage caused by the malicious, willful, or negligent acts of LESSEE, and chemical, water or corrosion damage from any source within the control of LESSEE (subject to the last paragraph of Section 17). LESSEE agrees to maintain at its expense all other elements and components of the Leased Premises in the same condition as they are at the Delivery Date, normal wear and tear and damage by fire or casualty only excepted, and whenever necessary, to replace light bulbs (after the first six months of the term), interior plate glass and other glass therein, acknowledging that the Leased Premises upon delivery and acceptance by LESSEE on the Delivery Date (except for latent defects and Punch List Items) are in good order and the light bulbs and glass whole. LESSEE shall be responsible for the periodic inspection and maintenance of all laboratory specific mechanical equipment in the Leased Premises throughout the Lease Term, and shall (at is sole cost and expense) retain the services of an outside third party maintenance contractor toward this end).  LESSEE will properly control or vent all solvents, degreasers, and the like and shall not cause the area surrounding the Leased Premises to be in anything other than a neat and clean condition, depositing all waste in appropriate receptacles.  LESSEE shall not permit the Leased Premises to be overloaded, damaged, stripped or defaced, suffer any waste of the Leased Premises.  “Any maintenance which is the responsibility of LESSOR and which is necessitated by some specific aspect of LESSEE’S negligent or reckless use of the Leased Premises shall be at LESSEE’S expense (subject to the last paragraph of Section 17).  All maintenance provided by LESSOR shall be performed as reasonably required at LESSOR’S discretion and except for emergencies, during LESSOR’S normal business hours.  Except as otherwise permitted herein, LESSEE may not keep any animals on the Leased Premises without prior written notice to and approval from LESSOR in each instance, which approval may be denied or conditioned in LESSOR’S discretion.  LESSEE shall be solely responsible for maintenance and operation of any and all of its systems installed by the LESSEE and shall waive any and all claims against LESSOR for any damage, impairment, or loss relative to these systems unless such damage is caused by the acts or negligent or reckless acts of LESSOR.  Specifically, LESSEE shall maintain, at its sole expense, and pay all charges for electrical service and use of all LESSEE’S equipment associated with its operation.

LESSOR shall provide: (a) for maintenance, repair and upkeep for the landscaping on the property; (b) janitorial services in the common areas; (c) hot and cold water for lavatories, restrooms, kitchenettes and potable water; (d) its standard security system into the Building (LESSEE to be responsible for installation, monitoring, maintenance and repair of its own security system into the Leased Premises from the adjacent common areas, and to coordinate the means of emergency access into the Leased Premises with LESSOR; LESSOR to reasonably cooperate with LESSEE to the extent reasonably possible (without additional cost to LESSOR)).

11.          Delivery to Lessee - Lessee’s Alterations to Leased Premises -Emergency Generator Alternatives - Shared Systems Alternatives - Lessee’s Additional HVAC and Other Equipment - Lessee’s Acid Neutralization System

The Leased Premises are to be delivered to LESSEE on the Delivery Date in the condition set forth in this Section 11 and Sections 8 and 32 hereof.

LESSEE may make its initial improvements to the Premises at LESSEE’S sole cost and expense as set forth in Section 32.

Other than the initial improvements made by LESSEE in accordance with Section 32, LESSEE shall not make structural alterations or additions of any kind to the Leased Premises, but may make nonstructural alterations provided LESSOR consents thereto in writing, said consent not to be unreasonably withheld, conditioned or delayed.  Plans and specifications for any of LESSEE’S potential improvements shall be submitted by LESSEE to LESSOR in each instance, in advance of any proposed work, in sufficient detail and scope to enable LESSOR to make a reasonable determination thereon.  All such allowed alterations shall be at LESSEE’S expense and shall be in quality at least equal to the present construction.  If LESSOR performs any services for LESSEE in connection with such alterations or otherwise, LESSEE shall reimburse LESSOR for LESSOR’S actual and reasonable out-pf-pocket costs for such services and any invoice therefor will be promptly paid.  LESSEE shall be responsible to use such contractors as will ensure harmonious labor relations in the Building and on the site; and to prevent strikes, work stoppages, picketing and other labor actions.  LESSEE shall submit a list of its contractors to LESSOR in advance.  LESSEE shall provide LESSOR with acceptable general liability and builder’s risk insurance certificates naming LESSOR and its lender as additional named insureds prior to the commencement of any work by LESSEE.  LESSEE shall not permit any mechanics liens, or similar liens, to remain upon the Leased Premises in connection with work of any character performed or claimed to have been performed at the direction of LESSEE and shall cause any such lien to be released, removed or bonded forthwith without cost to LESSOR.  Any alterations completed by LESSEE, including, without limitation, window blinds or other window treatment, shall be building standard unless LESSOR expressly agrees otherwise.  Any and all installations by LESSEE shall become a part of the Leased Premises and LESSEE shall not remove the same either during the Term or at the expiration or earlier termination of this Lease, unless directed to do so by LESSOR at the time such Alterations are approved; except that LESSEE shall have the right to remove any hard-wired or hard-plumbed equipment purchased, paid for and installed by LESSEE itself, such as chemical fume hoods, as long as LESSEE restores the Leased Premises to the condition that it was in prior to the installation of such equipment Notwithstanding the foregoing or any provision to the contrary contained herein, (i) LESSEE shall retain title to and be entitled to remove any movable office furniture, equipment, trade fixtures, portable bio hoods, and other personal property at the Premises, provided the Leased Premises and any common areas impacted thereby are restored to their original condition prior to such installations; (ii) LESSEE shall retain title to and be entitled to remove its emergency generator, provided the Leased Premises and any common areas impacted thereby are restored to their original condition prior to such installation; (iii) LESSEE shall not be required to remove from the Premises any portion of the LESSOR’S Build-Out; and (iv) LESSEE shall be entitled to receive from LESSOR, a statement at the time LESSEE makes any improvements to the Leased Premises as to whether the item or items being installed will be required to be removed by LESSEE at the expiration or earlier termination of the Lease. LESSOR shall have the right at any time to change the arrangement of parking areas, stairs, walkways or other common areas of the Building of which the Leased Premises are apart, provided such changes do not interfere with LESSEE’S use of the Leased Premises or access to such areas and facilities (including, without limitation, the Building and the Premises), or any other right of LESSEE hereunder.

During the Lease Term LESSEE shall have the option to (a) share use of the existing emergency generator (owned by LESSOR) currently servicing the tenant(s) on the third floor (“Landlord’s Generator”), in which case LESSEE shall be responsible to share in the costs and expenses of repairs, maintenance, servicing and operation thereof, pro rata with other actual users, and enter into LESSOR’S standard side agreement with respect thereto (attached hereto as Exhibit H); or, (b) provide its own emergency generator, at its sole cost and expense (including installation and connection), in a location to be mutually agreed upon between LESSOR and LESSEE; with all costs and expenses of repairs, maintenance, servicing and operation to be borne solely by

LESSEE; or (c) if the existing emergency generator (as currently located, “Existing Generator”) on the Leased Premises is transferred to LESSOR by the current tenant at the end of its occupancy, use said Existing Generator surrendered to LESSOR, at LESSEE’S sole cost and expense for connection thereto and with all costs and expenses of repairs, maintenance, servicing and operation to be borne solely by LESSEE. LESSOR does not provide any representations or warranties relative to any of the options selected by the LESSEE above, nor shall LESSOR be responsible, directly or indirectly, for any consequences arising from LESSEE’S election of any of said options or the suitability or performance of the emergency generator under any of the above scenarios; LESSEE to be solely responsible therefor at its sole risk.  Under any of the three scenarios above, LESSEE shall be responsible at its sole cost and expense to provide an appropriate electrical subpanel for its specific emergency generator feeds.

During the Lease Term LESSEE shall have the option to share certain existing laboratory support systems (owned by LESSOR) including (i) compressed air/vacuum; (ii) RODI water system; and (iii) nitrogen generator) currently servicing, shared by and used by other the tenants) in the Building; in which case LESSEE shall be responsible to share in the costs and expenses of repairs, maintenance, servicing and operation thereof, pro rata with other actual users, and enter into LESSOR’S standard side agreement with respect thereto (attached hereto as Exhibit I). LESSOR does not provide any representations or warranties relative to any of the options selected by the LESSEE above, nor shall LESSOR be responsible, directly or indirectly, for any consequences arising from LESSEE’S election of any of said options or the suitability or performance of any of the equipment or systems related thereto, under any of the above scenarios; LESSEE to be solely, responsible therefor at its sole risk.

During the Lease Term LESSEE shall have the option to procure and install, at its sole cost and expenses in all instances, additional HVAC equipment, antennas, satellite dishes and related accessory equipment and connections on the roof of the Building, in locations that LESSOR deems acceptable in its sole discretion, and to tie-in said equipment to the New Leased Premises through areas of the Building that LESSOR deems acceptable in its sole discretion.  LESSOR does not provide any representations or warranties relative to any of the options selected by the LESSEE above, nor shall LESSOR be responsible, directly or indirectly, for any consequences arising from LESSEE’S election of any of said options or the suitability or performance of any of such equipment or installations, under any of the above scenarios; LESSEE to be solely responsible therefor at its own risk.

During the Lease Term LESSEE shall have exclusive use of the existing acid neutralization system in the Leased Premises, with all costs and expenses of repairs, maintenance, servicing and operation to be borne solely by LESSEE.  LESSOR does not provide any representations or warranties relative to this system, nor shall LESSOR be responsible, directly or indirectly, for any consequences arising from LESSEE’S repairs, maintenance, servicing or operation of said system; LESSEE to be solely responsible therefor at its sole risk.

During the Lease Term LESSEE shall be solely responsible to apply for and procure and maintain any and all permits and government authorizations for its installation, operation and use of any of the equipment and systems set forth above (e.g. MWRA permit for the acid neutralization system, etc.); and shall indemnify the LESSOR for any and all damages arising from its failure to do so.

12.          Assignment and Subletting.  LESSEE covenants and agrees that neither this Lease nor the Term and estate hereby granted, nor any interest therein will be assigned, mortgaged, pledged, encumbered or otherwise transferred, and that neither the Leased Premises, nor any part thereof, will be encumbered in any manner by reason or by act or omission of LESSEE, or used or occupied, or permitted to be used or occupied, by anyone other than LESSEE, its servants, agents, contractors and employees, or for any use or purpose other than as above stated, or be sublet, without in each case LESSOR’S prior written consent, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, LESSOR’S prior written consent shall not be required for any assignment or sublet to an wholly or majority owned affiliate or subsidiary of the LESSOR, or any entity succeeding to LESSOR as a direct result of a merger or consolidation or asset or stock transfer or issuance of stock by LESSEE (“Permitted Transfer”).

The grounds upon which LESSOR may reasonably withhold its consent are as follows:

(i)                                     The prospective assignee’s or sub-lessee’s intended use of the Premises is not identical to the permitted uses set forth in the Lease; or,

(ii)                                  The nature, character, class and standards of the prospective assignee’s or sublessee’s business will not be consistent with those of other lessees in the Building or will not conform to the mix of other lessees in the Building at that time; or,

(iii)                               The financial strength and reliability of the prospective assignee or sublessee, excluding any additional personal or corporate guarantees, is not sufficient, in LESSOR’S reasonable business judgment, to meet all of LESSEE’S obligations to be performed as of and from the date of said assignment or sub-letting.  The prospective assignee or sub-lessee must produce to LESSOR’S accountants a verified and current audited financial statement, (or if none has been prepared by said prospective assignee within the past three years, a CPA certified current financial statement), and such other documentation as is material in making such determination; which shall be kept confidential by them; or,

(iv)                              The operations of the prospective assignee or sub-lessee will violate any exclusive or other rights given any other lessees in the Building.

(v)                                 The failure of LESSOR’s mortgage lender(s) to consent (if and to the extent required in Landlord’s mortgage loan documents).

Except in the case of a Permitted Transfer, LESSOR, in addition to Annual Base Rent and all Additional Rent hereunder, shall be entitled to fifty (50%) percent of the full amount of any and all sums assessed or collected by LESSEE, in whatever form, attributable to or arising from the permitted subletting or assignment, after deduction only for reasonable brokerage commissions and reasonable legal fees actually incurred, (herein, “Rent Mark-Up”).

Notwithstanding LESSOR’S consent to the assignment or subletting, as contemplated above, LESSEE shall remain primarily liable to LESSOR for the payment of all Rent and for the full performance of the covenants and conditions of this Lease; and LESSOR may collect all sums due as Rent directly from the assignee/subtenant.

Notwithstanding the foregoing, in the event that LESSEE desires to sublet the Leased Premises or any portion thereof, other than in connection with a Permitted Transfer, it shall in each instance notify the LESSOR in writing, stating the intended effective date of the proposed sublet (which shall not be less than 60 days from the date of said notice to LESSOR).  Subject to the preceding sentence, if the proposed sublease itself (or cumulatively with other approved subleases) accounts for the sublease of greater than fifty (50%) percent of the area of the Leased Premises, or if there are more than two then existing subtenants, then LESSOR shall have a period of 60 days from the date it receives such notice to exercise an election to take back the Leased Premises, in LESSOR’S sole discretion and without any obligation to so elect, whatsoever, notwithstanding the circumstances, and without prejudice to or waiver of any of LESSOR’s rights or LESSEE’S continuing obligations hereunder. LESSEE shall provide LESSOR with all reasonably material information relative to LESSOR making an informed decision concerning said sublet, immediately upon LESSOR’ s request.  If LESSOR elects to take back the Premises, it shall send written notice thereof to LESSEE; and LES SEE shall be irrevocably bound to surrender and vacate the Premises as if the Term of the Lease had expired on the date set forth in the LESSEE’S initial notice to LESSOR; and provided LESSEE vacates and surrenders on said date, without being in default (of which LESSEE has been provided written notice) of any provision hereof as of said date, this Lease shall be null and void and without recourse to either party hereto (but for terms and conditions contemplated herein to survive termination of this Lease). LESSEE shall not be entitled to any payments, commissions, credits, offsets, or any kind or nature arising from said sublet, nor shall any individual or entity acting by, through, or under LESSEE be so entitled.  Once an election is made by LESSOR, LESSEE shall be subject to the penalties for holding over set forth in this Lease, if it fails to vacate and surrender the Premises by the date stated in the notice, or if it fails to discharge (or cause its lenders or others with which LESSEE has dealt to discharge) any and all recorded liens or other encumbrances, notices, or restrictions on its leasehold or contractual interest in and to the Premises as of said date.  Nothing in this paragraph shall require LESSOR to make an election to take back the Premises, and nothing in the aforesaid process shall relieve LESSEE of its liability under this Lease should LESSOR elect not to take back the Premises.

13.          Subordination.  This Lease shall be subject and subordinate to any and all mortgages and related documents placed on the Building, Leased Premises or the real property in existence as of the date hereof or coming into existence at any time hereafter.  LESSEE shall upon execution of this Lease execute and deliver LESSOR’S lender’s form of Subordination Nondisturbance and Attornment Agreement, substantially in the form attached hereto as Exhibit F (“Lender’s SNDA Form”), and LESSOR shall use commercially reasonable efforts to procure execution thereof from its current lender and provide a fully executed original to LESSEE.  LESSOR’S inability to provide the same despite its commercially reasonable efforts to do so shall not be deemed to be a default under this Lease.  LESSOR shall be deemed to have used “commercially reasonable efforts” in the foregoing instance if it makes a prompt request in writing for execution of such Lender’s SNDA Form upon the Lease Execution Date (with a copy to LESSEE); makes at least weekly phone inquiries to the lender or loan servicers as to the status of execution, by its counsel or in house leasing manager; and to the extent required by lender or loan servicer pays any required reasonable loan servicing fee.  Further, at any other time during the Term, LESSEE shall within fifteen (15) days after written request from LESSOR, execute and deliver the LESSEE’S Lender’s SNDA Form to LESSOR who shall use commercially reasonable efforts to procure execution thereof from its then current lender(s) and provide a fully executed original to LESSEE, LESSOR’S inability to provide the same despite its commercially reasonable efforts to do so shall not be deemed to be a default under this Lease,

14.          Lessor’s Access to Leased Premises.  LESSOR or agents of LESSOR may at reasonable times and upon reasonable notice (except in case of emergency) enter to view the Leased Premises and may remove any signs not approved and affixed as herein provided, and may make repairs and alterations as LESSOR is permitted to perform under this Lease and repairs which LESSEE is required but has failed to do (but only after notice and an opportunity to repair being provided to LESSEE), and may show the Leased Premises to prospective mortgagees and appraisers, and during the last twelve (12) months of the Term to brokers, and others and to prospective tenants. Additionally, to the extent necessary to service other portions of the Premises or the common areas or other tenant spaces in the building; LESSOR may add, relocate, or maintain a chase, pipes, conduits, or ducts, within the Premises provided the aforesaid do not materially interfere with LESSEE’S use of the Premises or its aesthetics.  If any such addition or relocation reduces the space available for use by LESSEE, the amount of Annual Base Rent and LESSEE’S Allocable Percentage for Operating Expenses and Taxes shall be reduced accordingly.  Any entry by LESSOR onto the Premises for this purpose shall be done in such manner as to minimally interfere with the business conducted thereon by LESSEE, and undertaken with reasonable steps to protect LESSEE’S property.

15.          Snow Removal.  LESSOR will be responsible for the removal or other treatment of snow and ice on walkways, sidewalks, entryways and parking areas.

16.          Access and Parking.  LESSEE shall be granted the right, at current rates (which may be increased from time to time to reflect market increases), to park up to sixteen (16) motor vehicles in the Building’s on-site indoor parking lot or facility on an unassigned and unreserved basis, in single or tandem spaces or on a valet basis which LESSOR in its sole discretion shall designate from time to time.  The initial parking rate therefor shall be $ 210 per month, per car, which monthly rate may be changed by LESSOR in its discretion subject to and reflective of periodic market changes in accordance with this paragraph.  All payments for these parking rights shall be considered to be Additional Rent under this Lease.  The Building garage, plus any stairs, walkways or other means of ingress or egress controlled by the LESSOR shall not in any case be considered extensions of the Leased Premises.  LESSEE will not obstruct in any manner any portion of the Building or the walkways or approaches to the Building, and will conform to all reasonable and non-discriminatory rules now or hereafter made by LESSOR for parking, and for the access and egress, security, care, use, or alteration of the Building, its facilities and approaches in connection with such parking, provided the same do not decrease LESSEE’S parking rights hereunder.  LESSEE further warrants that LESSEE will not permit any employee or visitor to violate this or any other covenant or obligation to LESSEE.  No vehicles shall be stored or left in any parking area for more than three nights without LESSOR’S written approval.  Unregistered or disabled vehicles, or storage, trailers of any type, may not be parked overnight at any time.  LESSEE agrees to assume all expense and risk for the towing of any misparked vehicle belonging to LESSEE or LESSEE’S agents, employees, business invitees, or callers, at any time.  For the purpose of this section the term “space” shall mean general access for one motor vehicle.  All vehicles shall be parked and left on the premises at their owners’ sole risk and LESSOR shall not be liable for any damages caused to said vehicles while they are parked or left on the premises.

17.          Liability Insurance.  Except to me extent caused by or arising as a result of the negligence or willful misconduct of Lessor or its agents, contractors or employees, LESSEE shall be solely responsible as between LESSOR and LESSEE for deaths or personal injuries to all persons whomsoever occurring in or on the Leased Premises from whatever cause arising, and damage to property to whomsoever belonging arising out of the use, control, condition or occupation of the Leased Premises by LESSEE; and LESSEE agrees to indemnify and save harmless LESSOR from any and all liability, reasonable expenses, damage, causes of action, suits, claims or judgments caused by or in any way growing out of any matters aforesaid LESSOR shall be solely responsible as between LESSOR and LESSEE for deaths or personal injuries to all persons whomsoever occurring in or on the Leased Premises, Building, or the property on which the Building is located resulting or arising from any negligent act or omission by LESSOR, and damage to property to whomsoever belonging arising out of any negligent act or omission by LESSOR; and LESSOR agrees to indemnify and save harmless LESSEE from any and all liability, reasonable expenses, damage, causes of action, suits, claims or judgments caused by or in any way growing out of any matters aforesaid. LESSEE will secure and carry at its own expense a commercial general liability policy insuring LESSEE, LESSOR (and its lenders and any other entity reasonably requested in writing by LESSOR) against any claims based on bodily injury (including death) arising out of the condition of the Leased Premises or their use by LESSEE, such policy to insure LESSEE, LESSOR and said other entities against any claim up to Two Million ($2,000,000.00) Dollars per occurrence for personal injury or damage to property. LESSOR and its lenders shall be included in such policy as additional insureds.  LESSEE will promptly file with LESSOR certificates showing that such insurance is in force, and thereafter will file renewal certificates prior to the expiration of any such policies.  All such insurance certificates shall provide that such policies shall not be canceled without at least thirty (30) days prior written notice, except in the event of cancellation for nonpayment of premium, whereby ten (10) days’ prior notice will be provided to each insured named therein.

LESSOR shall maintain in full force from the date upon which LESSEE first enters the Premises for any reason, throughout the Term, a policy of insurance upon the Building insuring against all risks of physical loss or damage under an All Risk coverage endorsement in an amount at least equal to the full replacement value of the Building insured, with an Agreed Amount endorsement to satisfy co-insurance requirements, as well as insurance against breakdown of boilers and other machinery as customarily insured against. LESSOR shall supply to LESSEE from time to time upon request of LESSEE certificates of all such insurance issued by or on behalf of the insurers named therein by a duly authorized agent.

LESSOR and LESSEE waive all rights of recovery against the other and its respective officers, partners, members, managers, agents, representatives, and employees for loss or damage to its real and personal property kept in the Building which is required to be insured by such party hereunder.  Each parry shall notify the insurance carrier that the foregoing waiver is contained in this Lease and shall obtain an appropriate waiver of subrogation provision in the policies.

18.          Fire, Casualty, Eminent Domain.  Should a substantial portion of the Leased Premises, or of the property of which they are a part, be substantially damaged by fire or other casualty, or be taken by eminent domain (in either case such that restoration of the Premises within six (6) months after such event is not practicable), LESSOR or LESSEE may elect to terminate this Lease by written notice.  When such fire, casualty, or taking renders the Leased Premises substantially unsuitable for their intended use and no termination has been elected, a just and proportionate abatement of rent shall be made, and LESSEE may elect to terminate this Lease if: (a) LESSOR fails to give written notice within ninety (90) days of intention to restore Leased Premises, or (b) LESSOR fails to restore the Leased Premises to a condition substantially suitable for their intended use within one hundred eighty (180) days of said fire, casualty or taking. LESSOR reserves all rights for all damages or injury to the Leased Premises for any taking by eminent domain; except for damage to LESSEE’S moveable fixtures, property or equipment, or moving expenses, which are specifically allocated to LESSEE by the taking authority or arbitrators.

19.          Brokerage.  LESSEE and LESSOR each warrants and represents to the other that they have dealt with no broker or third person with respect to this Lease or the Leased Premises or Building entitled to a commission as a result of this Lease, other than Cushman & Wakefield, whose fees shall be paid by LESSOR pursuant to separate written agreements; and LESSOR and LESSEE each agree to indemnify and hold harmless the other from any fees, expenses, or damages arising from breach of the above warranty.

20.          Signage.  LESSEE shall have the right to have its name included at LESSOR’S expense in any central directory maintained by LESSOR listing the Building’s other tenants.  LESSOR authorizes LESSEE, if desired, to display one sign on LESSEE’S office entrance door (at LESSEE’S expense) consistent with similar signs of other tenants.

21.          Default.  In the event that: (a) LESSEE shall default in the payment of the Security Deposit Amount or any installment of Annual Base Rent or any Additional Rent, and such default shall continue for five (5) days after written notice thereof; or (b) LESSEE shall default in the observance or performance of any other of LESSEE’S covenants, agreements, or obligations hereunder and such default shall not be corrected within thirty (30) days after written notice thereof; provided, however, that if such failure cannot reasonably be cured within such 30-day period, then LESSEE shall not be in default if, and so long as, LESSEE commences such cure within such 30-day period and thereafter diligently pursues such cure to completion (provided there is no material interference with the operations of the Building or any tenant therein during such protracted cure period); (c) LESSEE shall be declared bankrupt or insolvent according to law, or if any voluntary or involuntary petition for bankruptcy is filed against LESSEE and not discharged within sixty (60) days from filing; or if any assignment shall be made of LESSEE’S property for the benefit of creditors; then, while such default continues, and without demand or. further notice, LESSOR shall have the right to re-enter and take complete possession of the Leased Premises, to declare the term of this Lease ended, and to remove LESSEE’S effects, without being guilty of any manner of trespass and without prejudice to any remedies which might be otherwise used for arrears of rent and other default of breach of covenant LESSEE shall indemnify LESSOR against all loss of Rent and other payments, which LESSOR may incur by reason of such termination during the remainder of the term, it being expressly understood that LESSOR shall use reasonable efforts to relet the Leased Premises and collect all rents from such reletting. If LESSEE shall default, after reasonable notice thereof, in the observance or performance of any conditions or covenants on LESSEE’S part to be observed or performed under or by virtue of any one of the provisions in any section of this Lease, LESSOR, without being under any obligation to do so and without thereby waiving such default, may after the expiration of any applicable cure period, remedy same for the account and at the expense of LESSEE, (including but not limited to application of any or all of the Security Deposit held by LESSOR). If LESSOR pays or incurs any obligations for the payment of money in connection therewith, including but not limited to reasonable attorney’s fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, with interest at the rate of eight (8%) percent per annum and costs, shall be paid to LESSOR by LESSEE as additional rent.  Upon default of this Lease by LESSEE, and because the payment of Rent in Monthly installments is for the sole convenience of LESSEE, the entire balance of Rent which would accrue hereunder shall, at the option of the LESSOR, become immediately due and payable; subject however to LESSOR’S obligation to use reasonable efforts to mitigate its damages occasioned by said default.  LESSEE shall be responsible to pay reasonable attorneys fees incurred by LESSOR in any successful action by LESSOR for delinquent Rent or in the case of liquidated damages as aforesaid; and otherwise both LESSOR and LESSEE shall be entitled to such reasonable attorneys fees as a court of competent jurisdiction may award as part of its final judgment in the event of any dispute involving damages, injunctive relief or specific performance by either.

Notwithstanding any provision to the contrary contained herein, (i) in no event shall LESSEE be responsible for punitive or consequential damages incurred by LESSOR as a result of any act (or failure to act) by LESSEE, and (ii) in no event shall LESSOR be responsible for punitive or consequential damages incurred by LESSEE as a result of any act (or failure to act) by LESSOR.

22.                               Notices.  Any notice from LESSOR to LESSEE relating to the Leased Premises or to the occupancy thereof shall be deemed duly served if sent to the Leased Premises by either certified mail, return receipt requested, postage prepaid, or by recognized overnight commercial delivery service (e.g. FedEx), addressed to LESSEE at the Leased Premises.  Any notice from LESSEE to LESSOR relating to the Leased Premises or to the occupancy thereof shall be deemed duly served if delivered to LESSOR by certified mail, return receipt requested, postage prepaid, or by recognized overnight commercial delivery service (e.g. FedEx), addressed to: Rivertech Associates TL INC. (Attn: Dan Garvey, CFO) c/6 The Abbey Group 575 Boylston Street, Boston, Massachusetts 02116, with a copy to Christopher C. Tsouros, Esq., Posternak Blankstein & Lund LLP Prudential Tower 800 Boylston Street Boston, Mass. 02199. Notices shall be deemed given at the earlier of the date of actual delivery, or if by certified mail, three (3) business days after posting with the U.S. Postal Service.  Time is of the essence in delivery of any notice, and the performance of any obligations relating thereto.  Either party may designate a different address to which notice is to be sent by providing a notice of address change to the other in accordance with this Section 22.  Prior to the Delivery Date, LESSEE’S notice address shall be LESSEE’S address set forth at the beginning of this Lease.

23.                               Lessee’s Occupancy.  In the event that LESSEE remains in any part of the Leased Premises after the agreed termination date of this Lease without the written permission of LESSOR, then all other terms of this Lease shall continue to apply, except that LESSEE shall be liable to LESSOR for any loss, damages or expenses incurred by LESSOR, and all Annual Base

Rent shall be due in monthly installments at a rate of two hundred (200%) percent of that which would otherwise be due under this Lease, it being understood between the parties that such extended occupancy as a tenant at sufferance.

24.                               Rules and Regulations.  LESSEE and LESSEE’S servants, employees, agents, invitees and licensees shall observe faithfully and comply strictly with such reasonable and non-discriminatory rules and regulations governing the use of the Building and site and all common areas as LESSOR may from time to time, adopt, provided that a copy of such rules and regulations has been delivered to LESSEE.

25.                               Outside Area Limitations.  No goods or things of any type or description shall be held or stored outside the Leased Premises at any time without the express written approval of LESSOR, except bicycles which shall be stored only in the bicycle rack to be provided by LESSOR

26.                               Environmental Compliance.  LESSEE will so conduct and operate the Leased Premises as not to interfere in any way with the use and enjoyment of other portions of the same or neighboring buildings by others, by reason of offensive odors, smells, noise, accumulation of garbage or trash, vermin or other pests or otherwise and will, at its expense, employ a professional pest control service if necessary as a result of LESSEE’S operations.  LESSEE agrees to maintain efficient and effective device for preventing damage to heating equipment from harmful solvents, degreasers, cutting oils, and the like, which may be used within the premises.  Except in accordance with applicable laws and except as otherwise provided herein, no hazardous wastes, radioactive materials or chemical or harmful biological agents or materials of any sort shall be stored or allowed to remain within the Leased Premises at any time, without LESSOR’S prior notice and consent, which consent shall not be unreasonably withheld or delayed.

Prior to vacating the Leased Premises at the end of the Term (or any applicable extension), or sooner in the event of a default hereunder, LESSEE at its sole cost and expense shall provide LESSOR and Owner with environmental audit by qualified environmental engineering firm reasonably satisfactory to LESSOR (the “Exit Study”).  Liability for any remedial actions required or recommended on the basis of the Exit Study to address materials introduced by LESSEE or parties claiming under LESSEE shall be borne by LESSEE; the parties acknowledging the foregoing liability shall accrue once LESSEE has received and reviewed an exit study (to be provided by LESSOR to LESSEE prior to and as condition of the Delivery Date) showing the then existing environmental condition of the Leased Premises to be free from any harmful hazardous materials or contaminants, and accepts the same in all respects. LESSOR shall indemnify, defend and hold LESSEE harmless from and against any and all claims, losses, damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (i) the presence on the Premises, Building or the property on which the Building is located of any hazardous substances, hazardous wastes, pollutants, radiation or radioactive materials present at the Premises, Building or the property on which the Building is located as of the Delivery Date, and/or (ii) any release into the environment (including, but not limited to, the Building or the property on which the Building is located) of any hazardous substances, hazardous wastes, pollutants, radiation or radioactive materials to the extent such release results from the negligence of or willful misconduct or omission by LESSOR or its agents or employees.

27.                               Responsibility.  Neither LESSOR nor LESSEE shall be held liable to anyone for loss or damage caused in any way by the use, leakage or escape of water or, except as otherwise provided herein, for cessation of any service rendered customarily to said Leased Premises or buildings or agreed to by the terms of this Lease, due to labor difficulties, weather conditions, or mechanical breakdowns, to trouble or scarcity in obtaining fuel, electricity, service or supplies from the sources from which they are usually obtained for said Building, or to any cause beyond such party’s reasonable control.

28.                               Surrender.  Subject to and without limiting Section 11 above, LESSEE shall at the expiration or other termination of this Lease remove all of LESSEE’S goods and effects from the Leased Premises.  Subject to and without limiting Section 11 above, LESSEE shall deliver to LESSOR the Leased Premises and all keys, locks, thereto, and other fixtures and equipment connected therewith, and all alterations, additions and improvements made to or upon the Leased Premises, including but not limited to any offices, partitions, cold room, plumbing and plumbing fixtures, air conditioning equipment and ductwork of any type, exhaust fans or heaters, burglar alarms, telephone wiring, wooden or metal shelving which has been bolted, welded or otherwise attached to any concrete or steel member of the Building, compressors, air or gas distribution piping, cabinetry, overhead cranes, hoists, trolleys or conveyors, counters or signs attached to walls or floors, and all electrical work, including but not limited to lighting fixtures of any type, wiring, conduit, EMT, distribution panels, bus ducts, raceways, outlets and disconnects, and excluding the compressors, and any built-in component work stations that LESSEE may install during the term, but excluding any Alterations designated under Section 11 at the time of their approval to be removed by LESSEE and further excluding any hard-wired or hard-plumbed equipment purchased, paid for and installed by LESSEE, such as chemical fume hoods, as long as LESSEE restores the Leased Premises to the condition that it was in prior to the installation of such equipment LESSEE shall deliver the Leased Premises reasonable wear and tear and damage by fire or other casualty only excepted. In the event of LESSEE’S failure to remove any of LESSEE’S property from the premises, LESSOR is hereby authorized, without liability to LESSEE for loss or damage thereto and at the sole risk of LESSEE to remove and store any such property at LESSEE’S expense, or to retain same under LESSOR’S control or to sell at public or private sale, without notice, any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property which shall be conclusively deemed to have been abandoned.

29.                               Quiet Enjoyment.  So long as this Lease is in full force and effect, LESSEE shall quietly enjoy the Leased Premises without hindrance or molestation by LESSOR or any party claiming by, through or under LESSOR or any party claiming a superior interest to the LESSOR.

30.                               Miscellaneous Provisions.  The invalidity or unenforceability of any provision of this Lease shall not affect or render invalid or unenforceable any other provision hereof.  The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that LESSOR shall be liable only for obligations occurring while LESSOR is landlord hereunder.  The obligations of LESSOR and LESSEE hereunder shall not be binding upon any director, officer, shareholder, partner, Trustee or beneficiary of such party.  Notwithstanding the definition herein of “Commencement Date”, “Termination Date”, or “Term”, or LESSOR’S obligations to deliver the Premises, this Lease shall be binding and enforceable as against the parties hereto as of the date of its execution.

31.                               Waivers and Legal Limitations.  No consent or waiver, express or implied, by LESSOR or LESSEE, to or of any other breach of the other party of any covenant, condition or duty of that party shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.  If LESSEE is several persons or a partnership, LESSEE’S obligations are joint or partnership and also several.  Unless repugnant to the extent.  “LESSOR” and “LESSEE” mean the person or persons, natural or corporate, named above as LESSOR and as LESSEE respectively, and their respective heirs, executors, administrators, successors and assigns.  In any case where either party is required to do any act other than the payment of Rent, delays caused by or resulting from acts of god, war, civil commotion, acts of terrorism, fire, flood or other casualty, labor strikes or picketing, shortages of labor, materials or equipment, unusual or onerous government regulations, unusually severe weather or other causes beyond such party’s reasonable control shall not be counted in determining the time during which such act shall be completed, whether such time be designated as a fixed date, a fixed time, or a “reasonable time” and such time shall be deemed to be extended by the period of such delay,

32.                               Lessor’s Delivery of the Leased Premises; Early Access.  LESSOR shall substantially complete the work set forth on Exhibit D (the “LESSOR’S Build-Out”) at LESSOR’S sole cost and expense, prior to delivery of the Lease Premises to LESSEE on or before the Delivery Date as determined under Section 1 hereof The Delivery Date shall be established by delivery of a notice to LESSEE informing it that the LESSOR’S Build-Out is substantially complete pursuant to the foregoing, and by turning over the Leased Premises to the LESSEE (the ‘Delivery Notice”), which Delivery Notice shall be delivered to LESSEE at least two (2) days prior to the Delivery Date; provided, however, that the LESSOR’S Build-Out shall not be deemed substantially complete and the Delivery Date shall not be deemed to occur unless and until all LESSOR’S Build-Out has been performed, other than any routine details of construction, the non-completion of which does not materially interfere with LESSEE’S use of the Premises (the “Punch List Items”). Following delivery of the Delivery Notice, LESSEE shall have the right to inspect the Leased Premises with LESSOR for purposes of agreeing upon the Punch List Items.  With the exception of the Punch List Items and any latent defects, LESSEE shall be deemed to have accepted the condition of the Premises upon the delivery of LESSOR’S Delivery Notice as of the Delivery Date.  LESSOR represents that it currently a has Certificate of Occupancy for the 3rd floor of the Building allowing use for general office, which includes laboratory use, and upon performance of LESSOR’S Build-Out and delivery of the Leased Premises on the Delivery Date, LESSEE may use the Premises for its Permitted Uses; subject however to requirements arising from alterations LESSEE may perform after the Delivery Date, and any other permits that are LESSEE’S responsibility hereunder to identify, procure and maintain.

LESSOR shall deliver the Leased Premises on the Delivery Date in its “AS/IS” condition (subject to the LES SOR’s Build Out requirements) in all respects and without representations or warranties of any kind or nature, except as otherwise set forth herein, and subject to the following requirements: (i) the Leased Premises conforms to LESSOR’S standard Building specifications and complies with applicable laws, codes and ordinances, including without limitation the Americans with Disabilities Act, (ii) all base building systems serving the Leased Premises, including without limitation electrical, plumbing and HVAC systems, are in good operating condition and repair, and (iii) the laboratory-specific mechanical, electrical, HVAC and plumbing systems within or serving the Leased Premises are delivered in good operating condition and repair. Additionally, on the Delivery Date the Leased Premises shall be delivered with a separate acid neutralization system for LESSEE’S exclusive use as contemplated in Section 11 hereof, and expressly subject to LESSEE’S obligation to obtain its own MWRA permit therefor.  LESSOR shall complete the Punch List Items after the Delivery Date, in a timely and complete fashion, in a manner that does not interfere with LESSEE’S use and occupancy of the Premises, and in any event within thirty (30) days of the Delivery Date (subject to availability of labor and materials, and any Force Majeure occurrences).

LESSEE shall have the right of early access to the intended laboratory portion of the Leased Premises (the “Early Access Lab Area”), to perform LESSEE’S work therein as set forth in Section 32, without obligation to pay any Rent, approximately twenty one (21) days prior to the actual Delivery Date, upon written notice from LESSOR.  LESSOR shall use reasonably diligent efforts to complete its Landlord’s Work in said Early Access Lab Area to conform to this timeframe.  Such early access to the Early Access Lab Area will be subject to the program set forth in Exhibit G hereto.

Additionally, provided that LESSEE does not interfere with any LESSEE Build-Out work being performed by LESSEE or its contractors, LESSEE shall have the right to limited access the Leased Premises prior to the Delivery Date (but at all times through and in coordination with the LESSOR) to make its initial improvements to the Premises, including but not limited to installing cabling and related equipment for voice, data and security systems and equipping the Premises for laboratory and research use, and upon LESSOR’S approval of LESSEE’S plans and specifications as contemplated above for any other work. LESSEE shall deliver copies of LESSEE’S plans and specifications for its cabling work for voice, data and security prior to the commencement of such work by LESSEE, subject to LESSOR’S approval which approval shall not be unreasonably withheld, conditioned or delayed, s LESSEE’S customized improvements to the Leased Premises, including without limitation all cabling and laboratory equipment shall be provided and installed at LESSEE’S sole cost and expense.

Notwithstanding any provision to the contrary contained in this Lease, LESSEE shall also be entitled to reasonable access to the Leased Premises from time to time, through and accompanied by the LESSOR, upon execution of this Lease for the purpose of planning its interior design and layout.

33.                               Option to Extend.  LESSEE, provided there has been no default of LESSEE under this Lease beyond any applicable notice and cure periods more than twice during the original Lease Term, and provided there is then no default of LESSEE under this Lease beyond applicable notice and cure periods, shall have the option to extend the Term of this Lease as to the Leased Premises, on the terms and conditions herein, for one additional period of thirty six (36) months (herein, the “Extended Term”) at the then current “Market Rent” (including annual escalations thereon for each year of the extended term based on increases in the Consumer Price Index or fixed increases, as the case may be, as determined by then prevailing market forces), but in no event (including any appraisal or arbitration proceedings as set forth below) less than an amount equal to $42.00 per rentable square foot of Leased Premises space (the “Extension Rent Floor”). Said Extended Term shall commence, subject to proper exercise of LESSEE’S option hereunder, on the Termination Date of the original Term, and shall terminate on that date which is thirty six (36) consecutive months after the original Termination Date.  LESSEE shall exercise its option by delivering to LESSOR its written notice not later than twelve (12) full months prior to the original Termination Date.  Once delivered, written notice to extend is irrevocable.

“Market Rent” as used herein shall be that rent charged for comparable first class research laboratory and office space in the mid-Cambridge submarket as of the end of the original Term.  If, after good faith attempts prior to the expiration of the original Term, the LESSOR and LESSEE cannot agree on a figure representing Market Rent, then either party, upon written notice to the other, may request appraisal and arbitration of the issue as provided in this section.  Within fourteen (14) days of the request for arbitration, each party shall submit to the other the name of one unrelated individual or entity with proven expertise in the leasing of commercial real estate in greater Boston/Cambridge to serve as that party’s appraiser.  Each appraiser shall be paid by the party selecting him or it.  The two appraisers shall each submit their final reports to the parties within thirty (30) days of their selection making their determination as to Market Rent (subject however, to the Extension Rent Floor).  The two appraisers shall meet within the next fourteen (14) days to reconcile their reports and collaboratively determine the Market Rent.  They shall each make their determination in writing (subject however, to the Extension Rent Floor), including a statement if such is the case, that they are at an impasse.  Such a statement of impasse shall be submitted to the parries along with the Market Rent figure which each appraiser has selected and his reasons and substantiation therefor.  The appraisers, in case of an impasse, shall also agree on one unrelated individual or entity with expertise in commercial real estate in greater Boston, who shall evaluate the reports of the two original appraisers and within fourteen (14) days of submission of the issue to him, make his own determination as to a figure representing Market Rent (subject however, to the Extension Rent Floor).  The determination of this individual or entity (i.e. arbitrator) absent, fraud, bias or undue prejudice shall be binding upon the parties.

Annual Base Rent and Additional Rent during any Extended Term shall be payable in advance, in equal monthly installments on the first day of each calendar month.

34.                               Extended Term Additional Rent.  LESSEE in addition to the sums payable annually to LESSOR as Annual Base Rent, shall pay to LESSOR for each year of any Extended Term, as Additional Rent, LESSEE’S Allocable Percentage (as determined by the approximate total rentable space leased) for Operating Expenses, Real Estate Taxes and Utilities as contemplated in Sections 3,4 and 7 hereof.

35.                               Estoppel Certificates.  Upon not less than fifteen days prior written request by either party, the other party shall execute, acknowledge and deliver to the requesting party a statement in writing certifying that this Lease is unmodified and in full force and effect and that LESSEE has at the time of such statement no defenses, offsets or counterclaims against its obligations to pay Annual Base Rent and Additional Rent and any other charges (in the case of any such certificate to be delivered by LESSEE) and to perform its other covenants under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), and the dates to which the Annual Base Rent and Additional Rent and other charges have been paid. Any such statement delivered pursuant to this Section may be relied upon by any prospective purchase or mortgagee of the Premises, or any prospective assignee of any such mortgagee or, as applicable the LESSOR or LESSEE.

36.                               Governing Law.  This Lease constitutes the full and complete agreement between the parties shall be construed under and according to the laws of the Commonwealth of Massachusetts.  Any provision of this Lease which is deemed void or unenforceable shall not invalidate or render void or unenforceable the entire Lease.

[Execution Pages Follow]

IN WITNESS WHEREOF, LESSOR AND LESSEE have hereunto set their hands and seals and intend to be legally bound hereby as of the date first set forth above.

LESSOR

RIVERTECH ASSOCIATES II, LJ
By Rivertech Associates II, Inc.,
its duly authorized Manager

By:	/s/ Robert Epstein
Robert Epstein, President

LESSEE

ESSENTIENT INC,.

By:	/s/ David A. Berry
President

By:	/s/ Harry Wilcox
Treasurer

INDENTURE OF LEASE

by and between

RIVERTECH ASSOCIATES H, LLC

(“LESSOR”)

and

ESSENTTENT, INC.

(“LESSEE”)

RIVERSIDE TECHNOLOGY CENTER

840 Memorial Drive
Cambridge, Massachusetts

ESSENTTENT, INC.

LEASE EXHIBIT A

See Lease Plan attached hereto and incorporated herein

Existing Biology Lab
Existing Cold Room
M
W
Elec.
Elevators

Note: This plan is a preliminary design drawing only, and suggest particular equipment and locations.

Riverside Technology Center
840 Memorial Drive
Cambridge, MA

Floor Three
Essentient
10,500RSF

Final Scope of
Landlord's Work

November 16, 2010

ESSENTBENT, INC.

LEASE EXHIBIT B

See Operating Expense Schedule attached hereto and incorporated herein

Operating Expenses 2009
840 Memorial Drive - Riverside Technology Center

DESCRIPTION	Total	PSF
HEAT	$65,320	$0.50
BUILDING ELECTRIC	$234,906	$1.81
WATER & SEWER	$18,190	$0.14
ELEVATOR MAINTENANCE	$18,394	$0.14
PARKING/CAFE EXPENSE	$26,390	$0.20
RUBBISH REMOVAL	$22,259	$0-17
INSURANCE	$31,903	$0.25
GROUNDS CARE		$0>12
LEGAUACCTJADMIN		$0.14
JANFTORIAL SERVICES	$48,95S	$0.38
GENERAL MAINTENANCE	$98,631	$0.76
HVAC MAINTENANCE	$80,346	$0.62
LIFE SAFETY SYSTEMS	$20,168	$0.16
MANAGEMENT *	$287,595	$2.22
Total Operating Expenses	$987,256	$7.63
Real Estate Taxes (FY 2010)	$767,145	$5.93

* Based upon 5% of income; but not less than this amount.

ESSENTTENT, INC.

LEASE EXHIBIT C

See Letter of Credit Form attached hereto and incorporated herein

[Issuing Bank Letterhead]

STANDBY LETTER Of CREDIT NUMBER: [Insert #1]	Date: [Insert Date]

BENEFICIARY	APPLICANT

RIVERTECH ASSOCIATES II, LLC
C/o The Abbey Group	[Insert Applicant’s Name Address]
575 Boylston Street 8th Floor
Boston, Massachusetts 02116

Gentlemen:

At die request and on the instructions of [Insert Tenant Name], we hereby issue our Irrevocable Letter of Credit in your favor in an amount not to exceed in the aggregate USD [Insert Amount] available by your draft(s) drawn at sight on [Insert Bank Name]when accompanied by the following:

(1)         The original of this Letter of Credit and amendment(s) if any.

(2)         A statement, on the letterhead of and purportedly signed by an authorized officer of the Beneficiary, dated the same date as the draft, exactly in the format of the attached Exhibit A.

This Letter of Credit, including the attached EXHIBIT A (which form an integral part of the Credit), sets form in full rite terms of our undertaking and such undertaking shall not in any way be modified, amended or amplified by reference to any document, instrument or agreement referred to herein or in which this Letter of Credit is referred to or which this Letter of Credit relates, and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement

It is a condition of this Letter of Credit that it shall be automatically extended, without amendment, for an additional period of one (1) year from the present or any farther expiration date, unless forty five (45) days prior to such date, we notify you in writing by overnight courier service that we elect not to renew this Letter of Credit for any such additional period.  The FINAL EXPIRY DATE is [Insert Final Expiration Date].  Our notice of non-renewal will be sent to the Beneficiary, at the address given in this Letter of Credit, unless we are otherwise notified by the Beneficiary, in writing via registered mail, return receipt requested, of a charge of address.

Drafts drawn hereunder must be marked: “Drawn under [Insert Issuing Bank Name] Irrevocable Letter of Credit Number [Insert Number] dated [Insert Date].

We engage with you that all drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored upon delivery of documents to us at [Insert Presentation Location] if presented on or before the close of business on [Insert Initial Expiration Date] any automatically extended date.

Except so far as otherwise expressly stated herein, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1983 Revision) International Chamber of Commerce, Publication No: 400.

Very truly yours,

Authorized Signature	Authorized Signature

IRREVOCABLE LETTER OF CREDIT

Exhibit A

The undersigned is a duly authorized agent of the Landlord, familiar with the Lease to                  , dated                                        ; hereby affirms that there has occurred an event of default under the Lease that has not been cored within any allowed notice, grace and cure periods (or alternatively, the Letter of Credit has not be timely renewed as required by the Lease); and that Landlord is entitled to liquidate rids Letter of Credit to satisfy said default (or renewal obligations) under the terms and conditions of the Lease, in the amount of $                      .

RIVERTECH ASSOCIATES II, LLC
(Landlord)

By:

ESSENTDJNT, INC. LEASE

EXHIBIT D

See “Landlord’s Work” specifications attached hereto and incorporated herein

THE ABBEY GROUP

ESSENTTENT
Floor Three, 840 Memorial Drive                                                                                                                                                                                                               November 17, 2010
Scope of Work by Landlord

Office Area

•                  All walls to be repainted

•                  Existing ceiling mounted lights to be replaced with new T-8 fluorescent fixtures in existing grid.

•                  Existing carpet and base to be removed and replaced by building standard (Turn Key Collection, style # 50895 METRO by Shaw Industries) in color chosen by tenant.

•                  Existing vct in kitchen area to be removed and replaced with building standard

•                  Demo of walls and construction of new conference room wall as indicated on plans.

•                  Space to be cleaned and prepared for occupancy

•                  Existing benchtop in offices to remain.

Laboratory Area

Physical

•                  Demo and construction of new walls as indicated in plans.

•                  Repaint all walls

•                  Vinyl tile floor in labs to remain and added in all areas where seamless vinyl does not exist.

•                  New seamless vinyl floor in BL-2A Lab, BL-2B Lab & autoclave/glasswashing room.

•                  Relocate one fume hood from another location within the bulling to a location indicated in the plan.

•                  Clean all existing laboratory cabinets and bench tops.

Mechanical

•                  Assure proper operation of supplemental air conditioning supplying main Biology and Engineering Labs

•                  Assure proper operation of cold room.

•                  Assure proper operation of supplemental air conditioning in the internal equipment room.

•                  Provide adequate exhaust air for repeated fume hood and general lab exhaust.

Plumbing

•                  Provide separate water supply with approved backflow prevention devices and a hot water tank in or near the location indicated in the “Floor Plan Exhibit”.

•                  Provide new limestone chips to the existing acid neutralization system

•                  Assure connection of Tenant’s vacuum and air compressor to existing vacuum and air lines.

Electrical

•                  Provide separate electric service to the premises including submetering of all equipment.

•                  Provide backup generator panel from building or tenant specific backup generator.  New connection to tenant’s equipment to be responsibility of tenant.

NOTE: Maintenance of tenant specific backup generator will be tenant’s sole responsibility.

Telecommunications

•                  All telecommunications/IT work to be done by tenant.

575 Boylston Street
Boston, Massachusetts 02116
617.266.8860
Fax 617.266.7424

ESSENTTENT, INC. LEASE

EXHIBIT E

See list of permitted materials etc. attached hereto and incorporated herein

Chris C. Tsouros

From:                                    Labbe, Eric M [ELabbe@goodwinprocter.com]

Sent:                                            Friday, December 17, 2010 10:07 AM

To:                                                    Chris C. Tsouros

Subject:                           Essentient Haz Mat

Here is the list.

Thanks

Eric M. Labbe
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
T: 617-570-1688
F: 617-523-1231
elabbe@goodwinprocter.com
www.goodwinprocter.com

From:  David Berry [mailto:dberry@FlagshlpVentures.com]
Sent:  Wednesday, December 01,2010 6:32 PM
To:  Labbe, Eric M
Cc:  Mark Winters
Subject:  RE: Essentient Revisions 11_30.DOC

These are at the genus/species level/strain level depending on the specific organism.

Escherichia Coli

Specifically including BL21, 3M109, DH5K and K12 strains

Saccharomyces cerevisiae

Specifically including S288C, YNN216, SKI, CEN.PK strains
Pichia Pastoris (various strains)
Aspergillus niger (various strains)
Chlorella vulgaris
Synechococcus

R2, PCC 6301, 7942, WH7803, WH&102, WH8103, MKBG15041c,

NKBG042902, NKBG15031C, PCC 7335, NKBG15031a, NKBG040606B, NKBG040607, S. elongatus Synechocystis

PCC 6714 and 6803; marine strain 7a
Chroococcidiopsis

Strains 029, 057, and 123
Plectonema

UTEX 596 and IAM-M101
Pseudanabaena

NKBG040605C
Anabaena

PCC 7120, PCC 73102, PCC 7118, PCC 7524, ATCC 29413 (PCC 7937), M131, 90,

L-31

Mostoc

PCC 6310, 7107, 7121, 73102 {ATCC 29133)
Fremyella/Calothrix PCC 7601
Fischerella muscicola UTEX 1829
Dunalliella (various strains)
Haematococcus (various strains)
Flavobacteriura (various strains)
Xanthophyllomyces dendrorhous
Chlaraydomonas reinhardtii

David Berry

Flagship Ventures | 1 Memorial Drive, 7th Floor, Cambridge, MA 02142 | Phone: 617-218-1653 | Fax: 617-868-1115

***************************************************************************

IRS CIRCULAR 230 DISCLOSURE: To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. tax advice contained in this communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (if) promoting, marketing or recommending to another party any transaction or matter addressed herein.

***************************************************************************

***************************************************************************

This message is intended only for the designated recipient(s).  It may contain confidential or proprietary information and may be subject to the attorney-client privilege or other confidentiality protections.  If you are not a designated recipient, you may not review, copy or distribute this message.  If you receive this in error, please notify the sender by reply e-mail and delete this message.  Thank you.

***************************************************************************

ESSENTEENT, INC.

LEASE EXHIBIT F

See LESSOR’S current lender’s SNDA Form attached hereto and incorporated herein (as a “form” under Lease Section 13)

ESSENTEENT, INC. LEASE

EXHIBIT G

Attach Early Access Lab Area Work Program Scope and Parameters